Exhibit 23.2

Consent of Independent Registered Public Accounting Firm for American Assets Trust, L.P.

We consent to the incorporation by reference in the Registration Statement (Form S-3ASR No. 333-222882) of American Assets Trust, Inc. and American Assets Trust, L.P. and in the related Prospectus of our report dated February 16, 2018, with respect to the consolidated financial statements and schedule of American Assets Trust, LP, included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
San Diego, California
February 16, 2018